Exhibit 99.1

NEWS RELEASE

Trans Energy, Inc.

210 Second Street

PO Box 393

St. Marys, WV 26170

Company contact:

John G. Corp

304-684-7053

www.transenergyinc.com

TRANS ENERGY, INC. REPORTS PRODUCTION RESULTS ON

ANDERSON WELLS IN WETZEL COUNTY, WEST VIRGINIA

30-Day IP Rate Exceeds Company’s Previous

Horizontal Marcellus Well Production Record

ST. MARYS, WEST VIRGINIA, NOVEMBER 27, 2012 — Trans Energy, Inc. (OTCQB: TENG), a pure play Marcellus Shale exploration and production company, today announced production results on the Anderson #5H and Anderson #7H in Wetzel County, West Virginia.

30-Day Production Rate Sets New Company Record

Initial 30-day production rates from the Anderson #5H and Anderson #7H averaged 9,637 Mcfe/d and 7,095 Mcfe/d, respectively. The 30-day IP rate from the Anderson #5H represents a 26 percent increase compared to 30-day IP rate from the Dewhurst #111H – previously Trans Energy’s best performing well in the Marcellus – and establishes the Anderson #5H well as Trans Energy’s best performing horizontal Marcellus well to date.

John G. Corp, President of Trans Energy, said, “Our core acreage position in the Marcellus continues to deliver better than expected results. The Anderson #5H and #7H are two of our best performing wells to date. As we continue to execute our drilling program across our more than 60,000 gross acres in Wetzel, Marshall, Tyler and Marion Counties, we believe that our drilling expertise, combined with the geology across our acreage position, will enable us to continue to deliver impressive results from our upcoming horizontal wells.”

The two Anderson horizontal wellbores are parallel to one another and were hydraulically stimulated at the same time. The effective lateral lengths that were hydraulically stimulated in the Anderson #5H and the Anderson #7H were 4,980 feet and 5,470 feet, respectively.

Additional information regarding Trans Energy, including maps, investor presentations, news releases and videos can be found at the Company’s new website www.transenergyinc.com. Trans Energy will regularly update information on the website to provide investors with the most up to date information on the Company and its operations.

About Trans Energy, Inc.

Trans Energy, Inc. (OTCQB: TENG) is a pure play Marcellus Shale oil and gas exploration and development company, headquartered in the Appalachian Basin. Further information can be found on the Company’s website at www.transenergyinc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995—Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Forward-looking statements in this document include statements regarding the Company's exploration, drilling and development plans, the Company's expectations regarding the timing and success of such programs. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company's oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. For a more detailed discussion of the risks and uncertainties of our business, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.